Exhibit 5.1

March 16, 2017

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Ladies and Gentlemen:

We have acted as special counsel for Covanta Holding Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offering of $400,000,000 aggregate principal amount of its 5.875% Senior Notes due 2025 (the “Debt Securities”) pursuant to the Company’s shelf registration statement on Form S-3ASR (File No. 333-199593) filed October 24, 2014 (the “Registration Statement”), and the base prospectus dated October 24, 2014 included in the Registration Statement, a prospectus supplement dated March 2, 2017 and a free writing prospectus dated March 2, 2017 relating to the Debt Securities (collectively, the “Prospectus”). The Debt Securities are to be issued pursuant to the provisions of the Indenture dated as of January 18, 2007 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture (the “Supplemental Indenture”) to be executed by and between the Company and the Trustee on the date hereof. The Base Indenture and the Supplemental Indenture are together referred to herein as the “Indenture.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to enforceability, as specified herein, of the Debt Securities.

In connection with this opinion letter, we have examined originals or copies of the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Underwriting Agreement dated March 2, 2017 (the “Underwriting Agreement”) among the Company and J.P. Morgan Securities LLC, as Representative of the several underwriters named on Schedule 1 thereto (the “Underwriters”);

(d) the Indenture; and

(e) the forms of certificates representing the Debt Securities.

The documents described in the foregoing clauses (a) through (e) are collectively referred to herein as the “Opinion Documents.”

Covanta Holding Corporation

March 16, 2017

We have also examined such other agreements, instruments, documents and records of the Company, and such certificates of public officials and such other documents, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the following:

(a) the authenticity of original documents and the genuineness of all signatures;

(b) the conformity to the originals of all documents submitted to us as copies;

(c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed;

(d) that the parties to the Opinion Documents, including, without limitation, the Indenture, other than the Company, have the power and authority to enter into and perform their obligations under such Opinion Documents and to consummate the transactions contemplated thereunder;

(e) that such Opinion Documents have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of such parties, other than the Company, enforceable against such parties, in accordance with their terms; and

(f) such parties will comply with all of their obligations under such Opinion Documents and all laws applicable thereto.

Based upon and subject to the foregoing and to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Debt Securities, when authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion expressed above is subject to the following qualifications and limitations:

(a) Our opinion is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally.

(b) Our opinion is also subject to (i) general principles of equity including, without limitation, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (ii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

Covanta Holding Corporation

March 16, 2017

(c) We express no opinion concerning the enforceability of any provision of any agreements or documents, including, without limitation, the Indenture (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency, or (iii) waivers of rights or defenses with respect to stay, extension or usury laws.

The foregoing opinion is limited to the internal laws of the State of New York and, to the extent relevant to the opinion expressed herein, the applicable provisions of the General Corporation Law of the State of Delaware, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdictions which enacted such laws. The manner in which any particular issue relating to the opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement or update this letter after its delivery.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus dated October 24, 2014, which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Please be advised that certain partners of our firm and attorneys associated with our firm may beneficially own shares of the Company’s common stock.

Sincerely,

/s/ Neal, Gerber & Eisenberg LLP

NEAL, GERBER & EISENBERG LLP